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                                                                   EXHIBIT 10.24


                          NORTHERN STATES POWER COMPANY
                             NON-EMPLOYEE DIRECTORS
                           DEFERRED COMPENSATION PLAN

Eligibility and Purpose

         The Northern States Power Company Deferred Compensation Plan permits directors to defer compensation for performance of services as a director of the Company. Each director of the Company who is not receiving compensation as an employee of the Company is eligible to participate.

1.       Election to Defer Compensation

         1.01 Time of Election. The election to defer compensation shall be made in advance of election to the Board of Directors and, if during a term of office, in advance of any anniversary date of election by the shareholders.

         1.02 Period of Election. An election to defer compensation shall be applicable to services beginning immediately after election to term of an office or, if during a term of office, immediately after any anniversary of such election. The deferral shall continue until the termination of service as a director or may be terminated prior thereto by notice to discontinue deferral at the end of any term of office or anniversary of election by the shareholders to a term of office.

         1.03 Amount of Deferral. An election for deferral may include all or a specified portion of compensation expressed as a monthly amount or as a percentage of compensation, or in either case, within a category of compensation. A deferral may not include reimbursable expenses.

         1.04 Notices for Deferrals. An election to defer compensation shall be made on a form provided by the Company. A notice to discontinue deferral shall be in writing. The election form and any notice to discontinue deferral shall be delivered or mailed to the Secretary of the Company.

2.       Account Accrual and Disbursement.

         2.01 Deferred Compensation Account. The Company will maintain an account on its records to which it will credit accruals under this Plan. Until

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Non-Employee Directors
Deferred Compensation Plan
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payment of a lump-sum or commencement of installment payments, an additional amount shall be credited to the account at the end of each calendar quarter at the following rate:

         The average of the rate at which 30 day U. S. Treasury Bills are sold in the first auction of each month during a calendar quarter plus 100 basis points, which rate on an annualized basis shall be applied:

                  a) to the account balance at the beginning of the quarter; and

                  b) to any deferred compensation accruing to the account during the quarter from the date of such accrual.

         2.02 Election of Distribution. The method and schedule of payment of a deferred account may be changed for future accruals beginning immediately after any annual meeting of shareholders. Changes in the amount and schedule of payments may be made after the beginning of any annual period as provided in
Section 2.04.

         2.03     Payment of Deferred Account

                  a) If a lump-sum payment is elected, the payment may be made not earlier than January 15 of the year following termination of service as a director.

                  b) If installment payments are selected, and no other schedule of payment is selected, the account will be paid in quarterly payments in amounts equal to 1/20th of the account balance at the end of the year in which service as a director is terminated beginning on the succeeding January 15 until fully paid.

                  c) If alternative installment payments are elected, the schedule of payments shall conform the following criteria:

                           (1) The payment schedule shall provide for payments each calendar quarter in amounts not less than 1/20th or monthly payments of not less than 1/60th of the account

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Non-Employee Directors
Deferred Compensation Plan
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                           balance at the end of the calendar quarter
                           immediately preceding the first payment.

                           (2) The payments shall begin not earlier than January 15 of the year following termination of service as a director.

                           (3) The payments shall commence not later than the 15th day of the first month of the calendar quarter following the attainment of age 72.

                  Payments shall be made on the 15th day of each calendar quarter of the 15th day of each month, as applicable.

         2.04 Special Distribution. A change in the distribution of a Participant's accrued account may be requested in writing to the Company by:

                  a Participant;

                  a beneficiary of the Participant after
                    Participant's death; or

                  in the event of the mental disability of a
                    Participant, the personal representative or in the absence thereof, the next of kin of a Participant.

         If the request is made before the calendar year in which a lump-sum distribution was to be made or in which installment payments were to begin, the requested change in distribution shall be granted provided the request conforms to the criteria in Section 2.03(c).

         If the request occurs later than the year before a lump-sum distribution was to be made or in which installment payments were to begin, the request shall be referred to the Committee of the Board of Directors which is responsible for recommending pay levels for senior officers of the Company. If the Committee determines that the failure to grant the request would result in financial hardship, the Committee shall grant such request to the extent of the financial hardship.

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Deferred Compensation Plan
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         2.05     Additional Payments After Beginning of Installment Payments.
An additional amount shall be paid with each installment payment determined by the rate stated in Section 2.01 above applied to the balance of the account immediately following each preceding payment.

         2.06 Payment of Deferred Account After Death. Upon the death of a participant prior to the full payment of the deferred account, any unpaid amount shall be paid as soon as practical to the estate of the participant unless by written notice delivered to the Company prior to death, the participant has designated other beneficiaries.

3.       Miscellaneous.

         3.01 Unsecured Account. A participant shall have an unsecured claim against the general assets of the Company to the extent of the accrued account and no participant or beneficiary will have any greater rights than any other general creditor.

         3.02 Restriction on Assignment. No interest in any deferred account or the interest of any beneficiary thereunder can be assigned, alienated, or encumbered (voluntarily or involuntarily), directly or indirectly.

         3.03 Plan Administration. The Administrator of this Plan shall be the Principal Finance Officer of the Company who shall have the authority to adopt rules and procedures for implementing the Plan and to interpret and implement the provisions thereof.

4. Amendment and Termination. This Plan may be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification or termination shall adversely affect any participant's rights with respect to any amount accrued in such participant's account without the consent of the affected participant.

10/1/88